                     AMENDMENT NUMBER FOUR TO LEASE

     THIS AMENDMENT NUMBER FOUR TO LEASE ("AMENDMENT"), for reference purposes, is dated January 29, 1997, but shall not become effective until executed by each of WHIOP REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership ("LANDLORD"), and METRIS DIRECT, INC., a Minnesota corporation (formerly named Fingerhut Financial Services Corporation) ("TENANT").

                               WITNESSETH

     WHEREAS, Fingerhut Financial Services Corporation, as tenant, and The Equitable Life Assurance Society of the United States ("EQUITABLE"), as landlord entered into a lease dated August 11, 1995, as amended by Amendment Number One to Lease ("FIRST AMENDMENT") dated August 1, 1996, as further amended by Amendment Number Two to Lease dated January 16, 1997 between Landlord and Tenant ("SECOND AMENDMENT") (collectively referred to as the "LEASE") under which certain space known as Suites 1800, 400 and 300 were leased to Tenant in a building known as Interchange Tower (the "BUILDING") and located at 600 South Highway 169, St. Louis Park, Minnesota 55426, as more particularly described in the Lease, herein called the "PREMISES"; and

     WHEREAS, Landlord has succeeded to the rights and interest of Equitable as the landlord under the Lease and as the owner of the Building; and

     WHEREAS, Landlord and Tenant entered into an Amendment Number Three to Lease dated December 4, 1997 ("THIRD AMENDMENT"), which the parties wish to terminate and replace with this Amendment; and

     WHEREAS, the Building is part of an office building complex known as Interchange Office Park ("OFFICE COMPLEX"), which also includes the building known as Interchange West ("WEST BUILDING") located at 435 Ford Road, St. Louis Park, Minnesota 55426; and

    WHEREAS, Landlord and Tenant desire to further amend the Lease as provided below.

    NOW, THEREFORE, in consideration of the above recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and supplement the Lease, as follows:

    1. DEFINED TERMS. All defined terms or phrases as utilized herein (and identified by the use of initial capitalized letters) shall have the meanings ascribed to them in the Lease, unless otherwise defined herein.

    2. TERMINATION OF THE THIRD AMENDMENT. The Third Amendment is hereby terminated and is null, void and shall have no further force or effect, the same as if it had never been entered into.

    3. SUITE 500. The Premises as described in the Lease, as amended by the First and Second Amendments, consists of the following suites in the
Building: Suite 1800 consisting of approximately 17,859 rentable square feet, Suite 400 consisting of approximately 18,137 rentable square fee and Suite 300, consisting of approximately 18,134 rentable square feet totaling approximately 54,130 rentable square feet. As of the "Effective Date" (as defined below), the following Suite in the West Building: Suite 500, consisting of the entire fifth (5th) floor and consisting of approximately 20,927 rentable square feet (hereafter referred to as "SUITE 500") shall be added to the Premises. From and after the Effective Date, the Premises shall thus be described as the following Building suites: Suite 1800, located on the eighteenth (18th) floor, Suite 400, located on the fourth (4th) floor, Suite 300 located on the third (3rd) floor, together with the following West Building suite: Suite 500 consisting of the entire fifth (5th) floor. The Premises shall then consist of approximately 75,057 total rentable square feet. As of the Effective Date, references in the Lease to the "Building" shall include the West Building to the extent relating to Suite 500, except as set forth in Paragraph 11, below.

     4. IMPROVEMENTS. Tenant agrees to take possession of Suite 500 in the present "AS IS" condition. In the event Tenant desires to make any alterations or other improvements to Suite 500, then Tenant agrees to provide Landlord plans of the Leasehold Improvements ("IMPROVEMENTS") it so desires. Said plans shall be subject to Landlord's approval, which approval shall not be unreasonable withheld or delayed, provided said plans:

         a.  provide for building standard grade of materials;

         b. provide for an "office space" to "open space" ratio similar to that of the currently existing Premises; and

         c. provide for HVAC, electrical and fire/health/safety systems similar to that currently existing in the Premises.

In the event of any objections to said plans by Landlord, Landlord shall so notify Tenant promptly, so as to resolve such objections in an expeditious and timely manner. When all such objections have been satisfied, Landlord shall approve said plans. Upon approval, said plans shall become the "Final Plans."

    5. TENANT IMPROVEMENT ALLOWANCE. The Improvements shall be constructed, in a good and workmanlike manner, pursuant to the Final Plans. The cost of said Improvements shall be borne by Tenant, provided however, if such costs are incurred prior to December 31, 1998 (the "ALLOWANCE CUT OFF DATE"), Landlord agrees to reimburse Tenant for such costs up to the amount of $136,025.50 (the "T.I. ALLOWANCE"). If the T.I. Allowance is not utilized prior to the Allowance Cut Off Date any portion of the T.I. Allowance not so utilized shall no longer be available to Tenant, whether for Improvements or otherwise. For purposes of the foregoing the T.I. Allowance shall be deemed utilized (whether or not actual disbursement of the T.I. Allowance to Tenant pursuant to EXHIBIT A has occurred) to the extent that costs for Improvements pursuant to approved Final Plans have actually been incurred by Tenant prior to

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the Allowance Cut Off Date, provided construction of the Improvements have been commenced and continues to substantial completion. The construction of the Improvements and the payment of the T.I. Allowance shall be subject to and governed by EXHIBIT A, attached hereto and incorporated herein by this reference. The cost of the Improvements subject to reimbursement out of the T.I. Allowance shall include architect's and/or space planning fees for the Final Plans (whether said costs were incurred by Landlord or Tenant); actual costs of construction for the Improvements; and construction supervision/administration costs of Landlord, consisting of three percent (3%) of said actual construction costs. Tenant's personal property, equipment, moveable partitions, cabling/wiring of telecommunications and computer equipment and all other costs related to such items shall not be reimbursable out of the T.I. Allowance.

    6. EFFECTIVE DATE. Landlord agrees to use due diligence in delivering Suite 500 on or about February 4, 1998. The date of actual delivery of Suite 500 to Tenant shall be referred to herein as the "EFFECTIVE DATE". The Effective Date shall not be extended by any delays by Tenant in finalizing the Final Plans; but shall be extended by any cause beyond Landlord's control.

    7. RENT COMMENCEMENT DATE. The earlier of: i) 45 days subsequent to the Effective Date; or ii) substantial completion of the Improvements shall be deemed the "RENT COMMENCEMENT DATE". On or after the Rent Commencement Date, Tenant may move its furniture, equipment and other personal property into Suite 500. Tenant's taking possession of Suite 500 shall be deemed exclusive acceptance of said Suite 500 and an acknowledgment by Tenant that said Suite 500 is in the condition required by this Amendment.

    8. BASE RENTS. As of the Rent Commencement Date and continuing until the first anniversary of the Rent Commencement Date, the annual Base Rent, with respect to Suite 500, to be paid by Tenant to Landlord shall be $403,891.10 in equal monthly installments of $33,657.59. As of the first anniversary of the Rent Commencement Date and continuing until the second anniversary of the Rent Commencement Date, the annual Base Rent, with respect to Suite 500, to be paid by Tenant to Landlord shall be $414,354.60 in equal monthly installments of $34,529.55. As of the second anniversary of the Rent Commencement Date and continuing through November, 2000, the annual Base Rent, with respect to Suite 500, to be paid by Tenant to Landlord shall be $424,818.10 in equal monthly installments of $35,401.51. The above stated Base Rent per rentable square foot for Suite 500 includes Landlord's estimate of the 1998 ("BASE YEAR") Taxes in the amount of $2.54 per rentable square foot ("BASE YEAR TAXES") and Operating Expenses in the amount of $5.76 per rentable square foot ("BASE YEAR OPERATING EXPENSES"), all of which are adjustable as described in Paragraph 3 of the Lease. In addition, Tenant shall pay to Landlord for the approximately 54,130 rentable square feet on the 18th, 4th and 3rd floors of the Building those rents as described in the Lease dated August 11, 1995 as previously amended by the First Amendment and the Second Amendment, including all adjustments as described in Paragraph 3 of said Lease.

    9. TERM. The parties acknowledge and agree that the Term of the Lease as set forth in Paragraph 1 of the Lease shall not be extended from November 30, 2000.

     10. RENEWAL RIGHT. If Tenant exercises its right to renew the Lease as set forth in paragraph 7 of the First Amendment, such renewal must be for the entire Premises, which includes Suite 500.

     11. ADJUSTMENTS. The parties acknowledge that the two buildings referenced in the Lease as "Tower/South" are also within the Interchange Office Park. For purposes of this Amendment, with respect to references in the Lease to the "Tower/South" and/or the "Land" and "Tower/South" when referring, subsequent to the Effective Date, to Suite 500, shall mean the West Building and/or the land upon which the West Building is located, or both, as the content requires. The foregoing shall be construed so as to enable Landlord to continue to treat the West Building as a separate property than the Tower/South for purposes of computing and allocating Operating Expenses and Taxes. The legal description of the land upon which the West Building is located and is a part, is set forth on EXHIBIT B to this Amendment.

     12. MISCELLANEOUS. The parties acknowledge and agree that the "Right of First Opportunity" as set forth in Paragraph 6 of the First Amendment, is now moot and of no further force or effect.

     13. BROKERS. The parties acknowledge that Kurt L. Knoff of CB/Madison ("CB/MADISON") is representing Tenant in connection with this Amendment and David J. Marschinke of CB Commercial Real Estate Group, Inc. ("CB COMMERCIAL") is representing Landlord in connection with this Amendment. The parties acknowledge that they are aware that CB/Madison is a division of CB Commercial and further ratify and confirm the consents previously given regarding the dual agency arrangement of CB/Madison representing Tenant and CB Commercial representing Landlord with respect to this Amendment, notwithstanding the conflicting interests of the broker involved.

     14. SUBMISSION. The submission of an unexecuted copy of this document for review by Tenant shall not constitute an offer by Landlord. The execution of this document by Tenant and the submission to Landlord shall constitute an offer to Landlord which may be accepted only by Landlord executing and delivering a fully executed counterpart hereof to Tenant. This Amendment may be executed in counterparts, each evidencing, however, the single agreement between the parties.

     15.  RATIFICATION.   Except as is explicitly inconsistent, modified,
supplemented or amended by the express terms hereof, the Lease is hereby ratified and confirmed.

     16. CONTINGENT EXPANSION OPTION. Provided Tenant has not been in default under the Lease and subject to the provisions set forth below, Tenant shall have the option to lease additional space within either the West Building or the (Tower) Building. The terms for said expansion space shall be upon the same terms and conditions of this Lease, except: i) for this option to expand or terminate; ii) that the Annual Base Rent shall be increased to account for the then market rates (as set forth below) and for the additional square footage being demised as a result of the exercise of this expansion option; and iii) the term for such expansion space shall be agreed to between Landlord and Tenant. The increase in Annual Base Rent shall be at the then current market rate for similar space in similar properties in the Southwest metropolitan suburban market, but no less than the per square foot rate then being charged under this Lease for the then existing Premises (said market rate shall be determined on a net basis and increased by the Base Year Taxes and Base Year Operating Expenses). Tenant's right to exercise this expansion option is subject to the following conditions:

a. Tenant shall notify Landlord of its additional square footage space needs ("TENANT'S REQUEST") in writing. Tenant's Request shall be for not less than 10,000 rentable square feet.

b. From and after the date of receipt of Tenant's Request Landlord shall advise Tenant of the location of additional space within the Building (either the West Building or the Tower Building) which shall meet
    Tenant's additional space requirements as set forth in Tenant's
    Request or is of 10,000 square feet or more and which is available for leasing. Space shall not be deemed available for leasing if it is subject to other options, expansion or similar rights of other tenants of the Office Complex, including any other tenants which may have given a previous request similar to the Tenant's Request (unless those rights are waived by the benefitted tenant or the previous request is no longer effective). Space shall also not be deemed available for leasing if it is space occupied by a tenant, regardless if the tenant has an option to renew or not, until such time as the tenant has affirmatively indicated to Landlord that it intends to surrender the space at the end of its term.

c. If Tenant has given Landlord its Tenant's Request for expansion and Landlord notifies Tenant of available space pursuant to paragraph B above, the parties shall then negotiate in good faith for up to thirty (30) days on the market rental rate, total square feet and length of the term for such available space (subject to the requirements set forth above). If the parties cannot so agree within such time, or if Tenant is no longer interested in such expansion, then the space shall be deemed unavailable for leasing with respect to Tenant, until Tenant again makes a Tenant's Request (which Tenant may not make for a period of 30 days thereafter) at which time the space may or may not still then be available for leasing. If the parties do agree on the market rate and length of term, then they shall execute an addendum to memorialize the new Annual Base Rent, Term for the expansion space and any other provisions necessitated by said expansion. All relocation, moving and leasehold improvements to effectuate Tenant's expansion shall be made and accomplished in accordance with this Lease and at Tenant's sole cost and expense. Landlord shall work with and cooperate with Tenant to effectuate the maximum cost savings with respect to relocation and space planning needs of Tenant.

d. If space is not available at the time of Tenant's Request, Tenant's Request shall remain effective until such space becomes available (pursuant to the requirements set forth above) or until Tenant withdraws its Tenant's Request. Tenant agrees to withdraw its Tenant's Request at such time as it no longer needs expansion space.

     17. CONTINGENCY. Notwithstanding anything contained herein to the contrary, this Amendment is contingent upon Landlord obtaining prior to February 2, 1998, an agreement in form satisfactory to Landlord, from the holder of the lessee's interest of the existing lease for Suite 500 ("EXISTING LEASE") allowing access to Suite 500 for all purposes contemplated hereby. The Existing Lease expires by its own terms on March 31, 1998.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

METRIS DIRECT, INC.                 WHIOP REAL ESTATE LIMITED PARTNERSHIP
                                    BY: WHIOP GEN-PAR, INC.
                                    A DELAWARE CORPORATION, GENERAL PARTNER

By: /s/ Ronald N. Zebeck            By:  /s/ John F. Markey
   ---------------------------         ------------------------------------
   Ronald N. Zebeck                    John F. Markey
   ---------------------------         ------------------------------------
   (Print Name)                        (Print Name)

   President & CEO                     Senior Vice President - East
   ---------------------------         ------------------------------------
   (Title)                             (Title)

                                   EXHIBIT A
                       TENANT'S WORK AND T.I. ALLOWANCE

     Attached to and made a part of a Lease Amendment Number Three to Lease bearing the Reference Date of January 29, 1998 between WHIOP REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership ("LANDLORD"), and METRIS DIRECT, INC., a Minnesota corporation (formerly named Fingerhut Financial Services Corporation) ("TENANT").

     Plans and/or a description of improvements and/or modifications to Suite 500 when approved pursuant to Paragraph 4 of the Amendment are to be attached hereto as Exhibit A-1 and by this reference incorporated herein (hereafter called the "Final Plans"). The parties acknowledge that the Final Plans are to modify Suite 500 to accommodate Tenant's intended use. Tenant shall be responsible for constructing the improvements as shown on the Final Plans (hereafter called "TENANT IMPROVEMENTS") for and on behalf of Tenant.

     Tenant shall not commence construction of the Tenant Improvements (the "TENANT'S WORK") until Tenant has secured Landlord's written approval, which approval shall not be unreasonably withheld, of all contractors to be used in performing Tenant's Work. Tenant's Work shall be coordinated with Landlord's Work and/or other tenants of Landlord to such a degree that such Tenant's Work will not interfere with nor delay the completion of Work by Landlord and/or other tenants of Landlord.

     Tenant's Work shall be performed in a first-class workmanlike manner and shall be in good and usable condition at the date of completion thereof. During the course of construction of the Tenant Improvements, Tenant may perform its cabling, computer set up and telecommunications, provided, if Landlord's agents are in any way involved in the Tenant's Work, such cabling and set up shall be coordinated with the doing of the Tenant's Work.

     All Tenant's Work shall conform to applicable governmental statutes, ordinances, regulations, and codes. Landlord's approval of plans and specifications shall not constitute an acknowledgement that Tenant's Work done in conformity therewith will so conform, and Tenant shall be solely responsible for corrections in Tenant's Work required by any governmental agency. Tenant shall secure its own building and occupancy permits. Landlord shall have the right to inspect and/or supervise, to the extent Landlord deems reasonably advisable; but Landlord shall not by reason of any such inspection or supervision assume or have any responsibility to Tenant or any entity for either the quality of any Tenant's Work or any loss, injury or damage suffered by anyone by reason of the quality or performance of any Tenant's Work. Landlord reserves the right to require changes in Tenant's Work when necessary by reason of code requirements or directives of governmental authorities having jurisdiction over Suite 500.

     Tenant shall save, protect, indemnify and hold harmless Landlord, Suite 500 and the building and land of which the Premises are a part, from and against all claims in the nature of mechanics' liens arising out of either any contracts entered into, or any services, labor or materials rendered, with respect to the Tenant's Work or the Tenant Improvements.

     Prior to commencement of Tenant's Work and until completion thereof, or commencement of the Term of the Lease, whichever is the last to occur, Tenant shall maintain, or cause to be maintained, casualty insurance in builder's risk form, covering Landlord, Landlord's agents and beneficiaries, Landlord's architect, Landlord's contractor or subcontractors, Tenant and Tenant's contractors as their interests may appear, against loss or damage by fire, vandalism and malicious mischief, and such other risks as are customarily covered by the so-called "extended coverage endorsement non-reporting form" upon all Tenant's Work-in-Place, and all materials stored at the site of Tenant's Work and all materials, equipment, supplies and temporary structures of all kinds incident to Tenant's Work and builder's machinery, all while forming a part of, or contained in, such improvements or temporary structures while on the demised premises or when adjacent thereto while on malls, drives, sidewalks, streets or alleys, all in the full insurable value thereof at all times. In addition, Tenant agrees to require all contractors and subcontractors engaged in the performance of Tenant's Work to effect and maintain and deliver to Tenant and Landlord certificates evidencing the existence of, prior to the commencement of Tenant's work and until completion thereof, the following minimum insurance coverages:

     a. Workmen's Compensation Insurance - In accordance with the laws of the State of Minnesota, including Employer's Liability Insurance, to the limit of $100,000 each accident.

     b. Comprehensive General Liability Insurance against bodily injury, including death resulting therefrom, to the combined aggregate limits of $500,000.

     c. Automobile insurance, including "non-owned" automobiles against bodily injury, including death resulting therefrom, to the combined aggregate limit of $500,000 for personal injury, and against property damage to the combined aggregate limit of $100,000.

     d. Contractors must carry all insurance. Said insurance policy of such contractors must name building owner and the Property Manager, Grubb & Ellis, as additional insureds.

     Prior to the commencement of Tenant's Work, Tenant shall deliver to Landlord's Representative certificates of all required insurance, and evidence of the payment of premiums thereon (and certificates of renewal). All such insurance shall provide, and certificates thereof shall state, that the same is non-cancelable and non-amendable without ten (10) days prior written notice to Landlord.


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


     Landlord and Tenant have agreed that the costs of the Tenant Improvements shall be paid by Tenant, although Landlord shall provide Tenant the T.I. Allowance as set forth in Paragraph 5 of the Amendment to be utilized toward the cost of the Tenant Improvements, so long as such T.I. Allowance is utilized prior to the Allowance Cut Off Date as set forth in said Paragraph 5. The T.I. Allowance shall be used only for payment of costs relating to construction of the Tenant Improvements (including the costs of preparing the Final Plans, demolition of any existing improvements, construction inspections and construction supervision).

     Upon Tenant's commencement of its business operations within Suite 500 and within ten (10) days of delivery to Landlord of: i) a certificate by Tenant's general construction contractor to the effect that Tenant has finally completed all of the Tenant Improvements, including all "punch list" items, which certificate and the Tenant Improvements shall be approved by Landlord's property manager; ii) a sworn construction statement from Tenant's contractor identifying all subcontractors, material suppliers and other persons who contributed to completion of the Tenant Improvements, showing the dollar amounts of each such persons contribution; iii) final lien waivers for any and all labor, services, materials, supplies and equipment furnished to or for the Tenant Improvements; and iv) a sworn cost statement by Tenant to all costs of the Tenant Improvements; then Landlord shall pay to Tenant the lesser of such costs as identified on the Sworn Construction Statement and sworn cost statement; or the T.I. Allowance. At the option of Landlord, Landlord may pay directly to those parties furnishing labor, services, materials and supplies and equipment to or for the Tenant Improvements, and deduct such payments from the T.I. Allowance.

     Notwithstanding the foregoing, upon at least 10 days prior written request by Tenant, but not sooner than the date Tenant commences its business operations within Suite 500, Landlord agrees to advance to Tenant (or at Landlord's sole option to Tenant's contractor, or to specific subcontractors), the lesser of either one half (1/2) the T.I. Allowance, or the amount as certified by Tenant and Tenant's contractor to be currently payable under contractor's construction contract, which amount so advanced shall be credited against and deducted from the T.I. Allowance; provided however, those items set forth in clauses i) through iv) of the previous paragraph shall be supplied to Landlord prior to its making such advance (albeit, the certification as to completion as required by clause i) need only be for "substantial completion" and not for "final completion"; and the lien waivers as required by clause iii) need only equal or exceed the amount of the advance).

     Any improvements to Suite 500, other than as shown on the Final Plans, and the furnishing of Suite 500, shall be made by Tenant at the sole cost and expense of Tenant, subject to all other provisions of the Lease, including compliance with all applicable governmental laws, ordinances and regulations.


                                       -9-